EXHIBIT - 99.1

Richard O. Faria
Chief Financial Officer
(510) 608-3400
dickf@STI.com

FOR IMMEDIATE RELEASE

SCIENTIFIC TECHNOLOGIES INC.
REPORTS SECOND QUARTER RESULTS

FREMONT, CALIFORNIA, August 9, 2006.SCIENTIFIC TECHNOLOGIES INCORPORATED (NASDAQ:STIZ), a leading North American provider of automation safeguarding products, announced today the results of operations for the three and six months ended June 30, 2006. Sales for the second quarter of 2006 increased 15% to $17,188,000, compared to sales of $14,941,000 for the same quarter of 2005. Year to date sales increased 13% to $33,150,000, compared to sales of $29,239,000 for the same period of 2005.

Net income for the second quarter of 2006 was $156,000 or $.02 per common and diluted share, compared to net income of $510,000 or $.05 per common and diluted share for the second quarter of 2005. Net income for the first six months of 2006 was $650,000 or $.07 per common and diluted share, compared to net income of $529,000 or $.05 per common and diluted share for the first six months of 2005.

Commenting on the results, Joseph J. Lazzara, President and Chief Executive Officer stated, "We are very pleased to report double digit sales growth for the second quarter and first six months of 2006. Second quarter and year to date net income was negatively impacted by the recognition of approximately $1,088,000 in expenses associated with our recently announced intent to merge with Omron Corporation."

On April 25, 2006 STI announced that it had entered into a definitive agreement with Omron Corporation ("Omron") whereby Omron will acquire the Safety Products Group ("SPG") of STI. STI also separately entered into an agreement to sell its Automation Products Group ("APG") to a new company formed by members of the Lazzara family who currently serve as officers and directors of STI. The estimated value of the transaction is comprised of $94 million for SPG, $6 million for APG, plus an estimate for certain corporate assets, including cash net of certain liabilities and estimated transaction related expenses. We expect that the proposed transaction will close during the third quarter of 2006.

About Scientific Technologies Inc.

Scientific Technologies, Inc. (STI) is a North American leading provider of automation safeguarding products and services through its Safety Products Group. STI's Optical Sensor Division (OSD) provides safety products that are used to protect workers around machinery, automated equipment and industrial robots. Our products serve a wide variety of applications and markets, including semiconductor, automotive, electronics manufacturing, packaging and consumer markets. STI's Machine Services Division (MSD) provides safety services such as safeguarding equipment installations, machine safety assessments, and the design and custom fabrication of guarding solutions. MSD specializes in machinery services including the repair, relocation, installation and service of fabricating machinery. MSD serves customers in a variety of industries, including metal fabrication, aerospace, electronics, building materials, automotive and food processing. Our web site is located at www.sti.com

STI's Automation Products Group serves the factory automation, semiconductor, transportation, oil and gas, consumer and food processing industries with a diversified offering of sensing technologies. Products include level, flow, pressure sensing, positioning transducers, vehicle separation, profiling and ultrasonic sensors and controls. Further information is available at the Group's web sites: www.automationsensors.com, and www.stiscanners.com.

About Omron Corporation

Omron Corporation, headquartered in Kyoto, Japan, is a global leader in the field of automation with approximately $6 billion in annual revenues. Established in 1933 and headed by President and CEO Hisao Sakuta, Omron has more than 26,000 employees in 35 countries working to provide products and services to customers in a variety of fields including industrial automation, electronic components, social systems (ticket gate machines, ticket vending machines and traffic control) and healthcare. Further information on Omron is located at www.omron.com.

Forward-Looking Statements

Certain statements in this press release, including statements regarding the expected closing of the merger with Omron and the sale of APG, are forward-looking statements that are subject to risks and uncertainties. These risks and uncertainties, which could cause STI's results to differ materially from the forward-looking statements, include: economic and political conditions in domestic and international markets; declining market demand for industrial safety and security products generally; introduction of or increased demand for alternative products; potential errors, defects, design flaws or other problems with our products; changes in regulations relating to industrial safety and security products; and the other risks detailed from time to time in STI's Securities and Exchange Commission filings and reports, including STI's annual report filed on Form 10-K and quarterly reports filed on Form 10-Q. STI disclaims any obligation to update information contained in any forward-looking statement.

Additional Information and Where to Find It

STI intends to file a definitive proxy statement in connection with the proposed transactions, a copy of which will be mailed to the shareholders of STI. STI's shareholders are urged to read the definitive proxy statement and other relevant materials when they become available because they will contain important information about the proposed transactions. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission (the "SEC") at the SEC's web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by STI by going to STI's Investor Relations page on its corporate website at www.sti.com/financial/index.htm, by contacting STI in writing at 6550 Dumbarton Circle, Fremont, California 94555 or by calling STI at (510) 608-3400. In addition to the proxy statement, STI files annual, quarterly and current reports, proxy statements and other information with the SEC. A copy any such reports, statements or other information filed by the Company are available at the SEC public reference rooms. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company's SEC filings are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

In addition, STI and its officers and directors may be deemed to be participants in the solicitation of proxies from STI's shareholders with respect to the proposed transactions. A description of any interests that STI's officers and directors have in the acquisition will be available in the definitive proxy statement. Information concerning STI's directors and executive officers is set forth in STI's Annual Report on Form 10-K, as amended, filed with the SEC on May 1, 2006. Updated information about STI's directors and executive officers will be included in the definitive proxy statement that STI intends to file in connection with this transaction.

SCIENTIFIC TECHNOLOGIES INCORPORATED

Condensed Consolidated Income Statement
 (Amounts in thousands except per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005

Sales	$17,188	$14,941	$33,150	$29,239
Cost of sales	10,015	8,771	19,233	17,591
Gross profit	7,173	6,170	13,917	11,648

Operating expenses	7,075	5,509	13,181	11,017
Operating income	98	661	736	631

Interest and other income	184	89	331	150
Income before taxes	282	750	1,067	781

Provision for income taxes	126	240	417	252
Net income	$ 156	$ 510	$ 650	$ 529

Basic and diluted net income per share	$ .02	$ .05	$ .07	$ .05

Shares used to compute net income per share Basic Diluted	9,795 10,053	9,772 9,772	9,788 9,993	9,770 9,774

Condensed Consolidated Balance Sheet
 (Amounts in thousands)
(Unaudited)

	June 30,2006	December 31,2005
Assets
Current assets:
Cash and cash equivalents	$ 6,356	$ 4,773
Short-term investments	2,478	2,480
Accounts receivable	9,157	9,085
Inventories	8,900	8,414
Other assets	2,623	2,640
Total current assets	29,514	27,392
Property, plant and equipment, net Goodwill, intangibles and other assets	3,444 5,059	3,224 5,106
Total assets	$38,017	$35,722

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$ 3,646	$ 2,481
Accrued expenses	4,077	3,662
Current portion of capital lease with Parent	--	68
Total current liabilities	7,723	6,211
Capital lease with Parent	--	28
Deferred income tax liability	708	708
Total liabilities	8,431	6,947
Shareholders' equity	29,586	28,775
Total liabilities and shareholders' equity	$38,017	$35,722

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